Exhibit 99.1

Ceres’ Richard Flavell to Become Chief Scientific Advisor

THOUSAND OAKS, Calif. — October 11, 2012 — Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced that Richard Flavell, PhD., will transition from his position as Chief Scientific Officer and an executive officer of the company to a new role of Chief Scientific Advisor. Flavell will maintain his seat on the Ceres board of directors and now serve as an exclusive consultant to the company in the field of commercial bioenergy crops.

Flavell joined Ceres in 1998 and has been instrumental in the establishment and development of Ceres’ core technology platforms in plant genomics and biotechnology. Most recently, he has also focused on outreach to the scientific community and public policymakers. He has published over 200 scientific articles, lectured widely and contributed significantly to the development of modern biotechnology in agriculture. In 1999, Dr. Flavell was named a Commander of the British Empire for his contributions to plant and microbial sciences and is a Fellow of the Royal Society of London.

“On the occasion of my 69th birthday today, it seems fitting to take on both a new role at Ceres and among the scientific community where I have been privileged to serve and contribute,” said Flavell. “Plant science has a key role to play in bringing biofuels to scale in a sustainable manner, and I believe that by maintaining my close connection to Ceres I can stay close to the leading edge of innovation.”

“For a man who dedicated his career to the development of scientific knowledge and its practical application in the production of food, feed, fiber and, now, energy, these are exciting times,” said Ceres President and CEO Richard Hamilton. “We look forward to his ongoing participation, both as a board member and a consultant, in the development and commercialization of the innovations he helped pioneer.”

ABOUT CERES

Ceres, Inc. (www.ceres.net) is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding our efforts to develop and commercialize our products, our short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

CONTACT:

Ceres, Inc.

Gary Koppenjan

Media: (805) 376-6546

Investors: (805)375-7801

mediaoffice@ceres.net

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